EXHIBIT 10.1



                         ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") made as of the 28th day of September, 1995, by and among Arcar Graphics, Inc., an Illinois corporation ("Arcar" or "Seller"), BCA Holdings, Inc., a Delaware corporation ("BCAH"), Bagcraft Corporation of America, a Delaware corporation ("BCA" and, collectively with BCAH, "Bagcraft"), ARTRA GROUP Incorporated, a Pennsylvania corporation ("ARTRA"), and Arcar Acquisition Corp., a Delaware corporation ("Buyer").

         WHEREAS, Arcar wishes to sell, and Buyer wishes to purchase, the Purchased Assets (as hereinafter defined), subject to the assumption by Buyer of certain liabilities of Arcar comprising the Assumed Liabilities (as hereinafter defined) upon the terms and conditions hereinafter set forth;

         WHEREAS, capitalized terms used herein which are otherwise not defined shall have the meaning set forth in Section 10.7 hereof;

         In consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1.       Purchase and Sale of Assets.

                  1.1 Sale of Assets to Buyer. On the terms and subject to the conditions set forth in this Agreement, at the closing referred to in Section 3.1, Arcar shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Arcar, all of Arcar's right, title and interest in and to all of the Purchased Assets (as defined below) and the business of Arcar, free and clear of all Liens, as such Purchased Assets exist on the Closing Date (as defined hereinafter). As used herein, the term "Purchased Assets" means all of the assets, properties and rights owned by Arcar, or used or usable by Arcar, of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the Books and Records of Arcar, other than those assets, properties and rights which are specifically excluded pursuant to Section 1.2. Except as specifically excluded pursuant to Section 1.2, the Purchased Assets include, without limitation, all of the right, title and interest of Arcar in or to the following:

                  (a) Real Property Leases. (i) The leases and subleases of real property set forth on Schedule 4.12 hereto as to which Arcar is the lessor or sublessor and (ii) all leases and subleases of real property set forth on
Schedule 4.12 hereto as to which Arcar is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon set forth on Schedule 4.12 hereto, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the leases and subleases described in subclauses (i) and (ii), the "Real Property Leases");
                  (b) Inventory. All inventories or raw materials, work-in-process, finished goods, merchandise, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Arcar Business is conducted, or located at suppliers' premises or customers' premises on consignment, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Arcar against suppliers of such inventories (the "Inventory");

                  (c) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Arcar Business and the security agreements related thereto, including any rights of Arcar with respect to any third party collection proceedings or any other Actions or Proceedings which have been commenced in connection therewith (the "Accounts Receivable");


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                  (d) Tangible Personal  Property.  In addition to the Inventory separately described above, all furniture, fixtures, equipment, machinery and other tangible personal property at the locations at which the Arcar Business is conducted or at suppliers' premises or customers' premises on consignment, or otherwise used or held for use by Arcar in the conduct of the Arcar Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person;

                  (e) Personal Property Leases. (i) The leases or subleases of tangible personal property set forth on Schedule 4.24 hereto as to which Arcar is the lessor or sublessor and (ii) all leases of tangible personal property set forth on Schedule 4.24 hereto as to which Arcar is the lessee or sublessee, together with any options to purchase or sell the underlying property set forth on Schedule 4.24 hereto (the leases and subleases described in subclauses (i) and (ii), the "Personal Property Leases");

                  (f)  Business  Contracts.  In  addition  to the Real  Property
Leases, the Personal Property Leases and the Accounts Receivable separately described above, all Material Agreements (as such term is defined in Section 4.8) set forth on Schedule 1.1(f), all purchase orders from customers of Arcar which Arcar has accepted in the ordinary course of business, that certain $3 million life insurance policy issued by Prudential Insurance Company on the life of Scott Billings (the "Billings Insurance Policy"), the medical insurance policies set forth on Schedule 1.1(f) (the "Medical Insurance Policies") and the automobile insurance policies set forth on Schedule 1.1(f) (the "Automobile Insurance Policies") (the "Business Contracts");
                  (g)      Prepaid Expenses.  All prepaid expenses;

                  (h) Intangible Property. All intellectual property rights (including Arcar's goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to its Business or its assets or properties, including but not limited to patents and applications therefor, knowhow, trade secrets, secret formulas, business and marketing plans, computer software (including source codes) and related documentation, copyrights and applications therefor, trademarks and applications therefor, trade names, service marks and all names and slogans used by Arcar, including the name "Arcar Graphics, Inc." (the "Intangible Property");

                  (i) Licenses. All transferable licenses, permits, franchises, approvals and authorizations (including applications therefor) (the "Business Licenses");

                  (j) Vehicles. All motor vehicles owned or leased by Arcar;

                  (k) Security Deposits. All security deposits deposited by or on behalf of Arcar as lessee or sublessee under the Real Property Leases or the Personal Property Leases;

                  (l) Balance Sheet Assets. Those assets, properties and rights of Arcar reflected on the unaudited June 30, 1995 balance sheet of Arcar included in the Financial Statements (as hereinafter defined) or otherwise referred to in this Agreement or any Schedule hereto, subject to changes in the ordinary course of business through the Closing Date;

                  (m) Books and Records. All Books and Records used or held for use in the conduct of the Arcar Business or otherwise relating to Arcar or its assets or properties;

                  (n)  Property  Plans.  All  site  plans,   surveys,  soil  and
substratus   studies,   architectural   drawings,   plans  and   specifications,
engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, environmental studies and other plans and studies of any kind if existing and in the possession or subject to the control of Arcar relating to any property leased or subleased by Arcar pursuant to the Real Property Leases;
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                  (o)  Warranties.  All rights of Arcar under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold to or services provided to Arcar or affecting the property, machinery or equipment owned or used by Arcar or relating to any property leased pursuant to the Real Property Leases or the Personal Property Leases; and (p) Telephone Numbers. All transferable telephone exchange numbers.

                  (q)  Lockbox  Number.   Arcar's  lockbox  number  at  American
National Bank & Trust Company of Chicago set forth on Schedule 1.1(q).

                  1.2 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, Buyer shall not acquire and there shall be excluded from the Purchased Assets the following (the "Excluded Assets"):

                  (a) Cash. All cash and cash equivalents held by Arcar;

                  (b) Bank Accounts. Any rights of Arcar with respect to bank accounts of Arcar, except as set forth in Section 1.1(q);

                  (c) Marketable Securities. All marketable securities owned by Arcar.

                  (d) Intercompany Accounts. Any rights of Arcar with respect to any obligations or liabilities of Bagcraft or ARTRA, any Affiliate of Bagcraft or ARTRA, or any director or officer of any of the foregoing or of Arcar, except for any rights of Arcar with respect to those Business Contracts and Accounts Receivable listed on Schedule 1.2(d) hereto;

                  (e) Insurance Policies. Any rights of Arcar with respect to insurance policies owned by Arcar or for which Arcar is the named insured, other than the Automobile Insurance Policies, Billings Insurance Policy, and the Medical Insurance Policies;

                  (f) Minute Books. The minute books, stock transfer books and corporate seal of Arcar;

                  (g) Other Matters. All rights of Arcar under this Agreement and the documents and other papers delivered to Buyer by Arcar pursuant to this Agreement.

         2.       Purchase Price.

                  2.1 Amount of Consideration. Subject to adjustment as provided in Section 2.2, the purchase price (the "Purchase Price") for the Purchased Assets to be purchased by Buyer, shall be:

                  a) a payment of $21,000,000, all of which shall be paid to Arcar by Buyer by wire transfer of immediately available funds to Arcar's account at American National Bank (the "Cash Payment") at the Closing, except for that portion which the parties agree pursuant to Section 7.1(xv) shall be reduced from the Cash Payment and deferred and paid in accordance with Section 7.1(xv); and

                  b) the assumption by Buyer of the Assumed Liabilities (as defined hereinafter) at the Closing.

                  2.2      Adjustment to Purchase Price.

                  (a) Not later than three (3) Business Days before the Closing Date, Arcar shall prepare and deliver to Buyer an estimated calculation and statement of the Net Assets (the "Estimated Statement") based upon the Books and Records of Arcar as of the time such Books and Records are closed on the day preceding the day of delivery of the Estimated Statement, assuming the satisfaction of Section 6.1(ii)(f) hereof. The Estimated Statement shall be prepared in good faith and shall be subject to the review and written approval of Buyer and be in the form of the pro forma Statement of Net Assets attached hereto as Exhibit A. In the event that the amount of the estimated Net Assets set forth on the Estimated Statement (the "Estimated Net Assets") exceeds $1,998,876, being the Net Assets on June 30, 1995 and as detailed on the pro forma Statement of Net Assets attached hereto as Exhibit A, then the Purchase Price and the Cash Payment shall be increased by the amount of such excess. In the event that the amount of the Estimated Net Assets is less than $1,998,876, then the Purchase Price and the Cash Payment shall be reduced by the amount of such deficiency.

                  (b) As promptly as practicable, but in any event not later than forty-five (45) days after the Closing Date, Arcar shall cause to be prepared and delivered to Buyer a balance sheet for Arcar as of the Closing Date (the "Balance Sheet"), which shall be audited by Coopers & Lybrand ("C&L"), certified public accountants, and certified by such firm to have been prepared in accordance with GAAP consistently applied and in substantially the manner used to prepare the Audited Financial Statements. The Balance Sheet shall be accompanied by a statement (the "Statement of Net Assets") prepared by such accountants and setting forth the Net Assets, which shall be calculated by reference to the Balance Sheet and be in the form of the pro forma Statement of Net Assets attached hereto as Exhibit A.

                  (c) Subject to subsection (d) below, within thirty (30) days after delivery of the Balance Sheet and the Statement of Net Assets pursuant to subsection (b) above, (i) Arcar shall pay to Buyer the amount, if any, by which the amount of the Estimated Net Assets exceeds the Net Assets, or (ii) Buyer shall pay to Arcar the amount, if any, by which the amount of the Net Assets exceeds the Estimated Net Assets. Payments, if any, by Arcar or Buyer pursuant to this subsection (c) shall be made by wire transfer of immediately available funds. The parties shall treat any payment made pursuant to this Section 2.2(c) as an adjustment to the Purchase Price for the Purchased Assets for all purposes.

                  (d) Dispute Resolution. Buyer's certified public accountant, Deloitte & Touche, LLP ("D&T") shall be permitted to review the Balance Sheet and Statement of Net Assets and C&L's workpapers thereto during the thirty (30) day period following the delivery of the Balance Sheet and Statement of Net Assets to Buyer. If Buyer in good faith disagrees with the Balance Sheet or the Statement of Net Assets, then Buyer shall notify Arcar in writing (the "Notice of Disagreement") of such disagreement within thirty (30) days after delivery of the Balance Sheet and the Statement of Net Assets. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Arcar and Buyer shall attempt in good faith to resolve and finally determine the Balance Sheet and the Statement of Net Assets. If Arcar and Buyer are unable to resolve the disagreement within thirty (30) days after delivery of the Notice of Disagreement, then Arcar and Buyer shall select a mutually acceptable, nationally recognized independent accounting firm which does not then have a relationship with any of the parties hereto or any of their affiliates (such accounting firm being hereinafter referred to as the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Arcar and Buyer within thirty (30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Balance Sheet and the Statement of Net Assets in light of such resolution. The fees, costs and expenses of C&L in connection with the preparation of the Balance Sheet and the Statement of Net Assets, and the fees, costs and expenses of D&T in connection with the review thereof, shall be borne by Arcar but, in the case of the

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fees,  costs and expenses of D&T, they shall not exceed $10,000  pursuant to the engagement letter from D&T attached hereto as Exhibit B. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this
Section 2.2(d) will be borne equally by both parties. Within ten (10) days of delivery of a notice of determination by the Independent Accountants as described above, any adjustment shall be paid as provided in Section 2.2(c). Any portion of the Purchase Price adjustment not in dispute shall be paid when due.

                  2.3 Messer Agreement. Notwithstanding any agreements or arrangements Bagcraft or any of its Affiliates may have with respect to Edwin Messer ("Messer") to the contrary, at any time prior to and for a period of 90 days following the Closing (the "Messer Negotiating Period"), Buyer shall be permitted to negotiate with and to enter into an agreement with Messer relating to the establishment of the Dispersions Business. If Buyer enters into an agreement with Messer relating to the establishment of the Dispersions Business during the Messer Negotiating Period, then simultaneously (i) Bagcraft and Messer shall terminate that certain Consulting Agreement dated June 1, 1995 by and between Bagcraft and Messer (the "Consulting Agreement"), and (ii) Buyer shall reimburse Bagcraft for its reasonable and ordinary out-of-pocket expenses relating to the Consulting Agreement, including any and all amounts paid in connection therewith to Paulette Messer since July 1, 1995, provided, however, that the amount of such reimbursement shall not in the aggregate exceed the sum of (i) $100,000, plus (ii) if Buyer enters into such agreement with Messer after the Closing, Bagcraft's post Closing expenses incurred during the post-Closing period (such amount not to exceed $20,000 per month).

         2.4 Assumption of Liabilities. Except as may be specifically excluded pursuant to the provisions of Section 2.5, subject to the terms and conditions set forth herein, Buyer agrees that, on the Closing Date, Buyer shall assume and thereafter pay, perform or discharge when due or required to be performed, as the case may be, the following obligations and liabilities of Arcar to the extent existing on the Closing Date (the "Assumed Liabilities"):

                  (a) Balance Sheet Liabilities. All undischarged liabilities and obligations of Arcar which relate to conduct of the Arcar Business prior to the Closing Date and are reflected on the Balance Sheet and the Statement of Net Assets to the extent such liabilities (i) are properly recorded thereon, and
(ii) have been incurred in the ordinary course of business consistent with past practice without violation of this Agreement and (iii) are of the same type and nature as those liability line items for Arcar set forth on the pro forma Statement of Net Assets attached hereto as Exhibit A (but expressly excluding those items which are to be adjusted in calculating Net Assets and excluded from the Assumed Liabilities pursuant to the proviso set forth in the definition of Net Assets (the "Earnout Amounts").

                  (b) Real Property Lease Obligations. All obligations of Arcar under the Real Property Leases arising and to be performed on or after the Closing Date;

                  (c) Personal Property Lease Obligations. All obligations of Arcar under the Personal Property Leases arising and to be performed on or after the Closing Date; and

                  (d) Obligations Under Contracts and Licenses. All obligations of Arcar under the Business Contracts and Business Licenses arising and to be performed on or after the Closing Date.

                  (e) Health Plans. To the extent expressly  provided in Section
6.16 hereof, all obligations of Arcar under the Arcar Graphics, Inc. Employee Benefits Plan to the extent and only to the extent that such plan is a group health plan that provides medical benefits (the "Medical Plan"), incurred on or after the Closing Date.

In the event of any claim against Buyer with respect to any of the Assumed Liabilities hereunder, Buyer shall have, and Arcar hereby assigns to Buyer, any defense, counterclaim, or right of setoff which would have been available to Arcar if such claim had been asserted against Arcar.

                  2.5 Excluded Liabilities Not Assumed. Any provision of this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way become liable for, any of the following liabilities or obligations of Arcar of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise on the Closing Date (the "Excluded Liabilities") unless such liabilities are accrued as liabilities in the calculation of Net Assets (excluding the Earnout Amounts) and therefore assumed by Buyer pursuant to Section 2.4(a):

                  a) Undisclosed Liabilities. Debts, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer and not so disclosed in writing in a Schedule hereto or contained in the Financial Statements (as hereinafter defined).

                  b) Violation of Representations, etc. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Seller, Artra or Bagcraft contained in this Agreement, or in any documents or other papers delivered to Buyer by or on behalf of Seller, Artra or Bagcraft on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.

                  c) Taxes. Debts, obligations or liabilities for Taxes of any kind whatsoever for periods through and including the Closing Date, including, without limitation, Taxes which are (i) due and payable as of the Closing Date,
(ii) all income taxes arising from the operations of Arcar, the liquidation of Arcar or the transactions contemplated by this Agreement, and (iii) all real estate taxes or personal use taxes with respect to the Leased Property (as hereinafter defined) or the Purchased Assets accrued through the Closing Date (whether or not then due and payable).

                  d) Taxes Due on Sale. Debts, obligations or liabilities for Taxes of any kind whatsoever arising from, based upon, or related to, the sale, transfer or delivery of the Purchased Assets or assignment and assumption of the Assumed Liabilities pursuant to this Agreement.

                  e) Infringements. Any liability or obligation arising out of any infringement or misappropriation by or conflict with, any proprietary rights of any Person.

                  f) Indebtedness for Borrowed Money. Debts, liabilities or obligations of any kind or nature representing indebtedness for borrowed money (whether short-term or long-term), including accrued interest and/or from penalties owing thereon.

                  g) Environmental Liabilities. Any liability or obligation (a) relating to or arising out of any Environmental Claim, (b) relating to or arising out of the presence, Release, emission, use, generation, discharge, treatment, storage, or disposal of any Hazardous Substances on, under, in, from or about, or any transportation of any such Hazardous Substances to or from, any premises or waste treatment or disposal facilities owned, leased or used by Arcar on or prior to the Closing Date, (c) relating to or arising out of the violation or alleged violation of, or imposed by, any Environmental Laws or Release, transportation, treatment, storage or disposal of Hazardous Substances on or prior to the Closing Date, including without limitation the discharge or Release disclosed in Schedule 4.15 hereto or (d) relating to or arising out of any violation or alleged violation of any other Law or Order.

                  h) Litigation. Any liability or obligation relating to Actions or Proceedings involving Arcar as a defendant (including a defendant in any cross-claim or counterclaim) or a respondent (other than as a respondent in an appeal in an Action or a Proceeding in which Arcar initially was a plaintiff) which is pending on or threatened on or prior to, the Closing Date or is initiated after the Closing Date and relates to any occurrences or circumstances existing prior to the Closing Date.
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                  (i) Affiliates.  Any liabilities of Arcar to Bagcraft,  ARTRA, any Affiliate of Bagcraft, ARTRA or Arcar or any director of officer of any of the foregoing or of Arcar;

                  (j) Employee Plans. Except for the Medical Insurance Policies and the Medical Plan (to the extent set forth in Section 6.16), any liabilities arising out of or in connection with any Employee Plan;

                  (k) Breach. Any liabilities (whether asserted before or after Closing Date) for any breach of a representation, warranty, or covenant, or for any claim for indemnification, contained in any Real Property Lease, Personal Property Lease, Business Contract or Business License agreed to be performed pursuant hereto by Buyer, to the extent that such breach or claim arises out of or by virtue of Arcar's performance or non-performance thereunder prior to the Closing Date, it being understood that, as between the parties hereto, this subsection shall not apply if any provision which may be contained in any form of consent to the assignment of any such Real Property Lease, Personal Property Lease, Business Contract or Business License which by its terms, imposes such liabilities upon Buyer and which assignment is accepted by Buyer notwithstanding the presence of such a provision, and that Arcar's failure to discharge any such liability shall entitle Buyer to indemnification in accordance with the provisions of Section 9;

                  (l) Product Warranty. Any product warranty liabilities of Arcar with respect to any products or merchandise sold by it on or prior to the Closing Date; it being understood and agreed that any such claim or liability asserted after the Closing Date arising out of the sale of any product sold by Arcar on or prior to the Closing Date shall be considered to be a claim against or a liability of Arcar and therefore not assumed hereunder by Buyer;

                  (m) Worker's Compensation. Any liabilities of Arcar for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker's compensation claim) occurring prior to the Closing Date regardless of when said claim or liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing; it being understood and agreed that any such claim or liability asserted after the Closing Date, but arising from acts or omissions by Arcar which occur before the Closing Date shall be considered to be a claim against or a liability of Arcar for injury to or death of persons or damages to or destruction of property and therefore not assumed hereunder by Buyer;

                  (n) Benefits. Except for the Medical Insurance Policies and the Medical Plan (to the extent set forth in Section 6.16), any liabilities to, for or in connection with any present or former employee of Seller or any of its Affiliates, including without limitation, for (i) medical, dental, disability income, life insurance or accidental death benefits, whether insured or self insured, for claims incurred or for disabilities commencing prior to the Closing Date, (ii) workers' compensation (both long term and short term) benefits, whether insured or self-insured, to the extent accruing or based upon exposure to conditions prior to the Closing Date or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits for employees of Arcar whose employment is terminated on or prior to the Closing Date, or (iv) accrued vacation or other benefits;

                  (o) Excluded Assets. Any liabilities relating to the Excluded Assets;

                  (p) Stockholders. Any liabilities relating to the capital stock of Arcar or any shareholders' agreements to which Arcar is party (including but not limited to the agreements set forth on Schedule 2.5(p)) or under any other agreement set forth on Schedule 2.5(p);

                  (q) Agreements. Any Liabilities of Arcar under this Agreement and any document or other papers delivered to Buyer by Arcar pursuant to this Agreement;

                  (r) Messer. Any liabilities of Arcar relating to Arcar's or any of its Affiliates business relationships with Messer or Christopher McMurray, including but not limited to the Consulting Agreement;

                  (s) Material Agreements. Any liabilities under any contract, agreement, lease, commitment, instrument, permit or license which is not a Real Property Lease, Personal Property Lease, Business Contract or Business License; and

                  (t)  Other  Matters.   Without   limitation  by  the  specific
enumeration of the foregoing, any liabilities not expressly assumed by Buyer pursuant to the provisions of Section 2.4.

The assumption by Buyer of the Assumed Liabilities, and the transfer thereof by Arcar shall in no way expand the rights or remedies of any third party against Buyer or Arcar or their respective officers, directors, employees, shareholders and advisors as compared to the rights and remedies which such third party would have had against such parties had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of said liabilities shall not create any third party beneficiary rights. Arcar shall pay and discharge when due, or contest in good faith, all of those liabilities of Arcar which Buyer has not specifically agreed to assume pursuant to the provisions of Section 2.4.

                   2.6 Allocation of Purchase Price. After the Closing, Buyer shall allocate the purchase price among the various Purchased Assets (including the covenant not-to-compete contained in Section 6.14 hereof made by Seller, Bagcraft and ARTRA in favor of Buyer), which allocation shall be reasonably acceptable to Seller. The parties further agree to file any reports required (including, without limitation, Form 8594) under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, consistent with such allocation.

                  2.7. Proration of Lease Payments, Utility Charges and Other Payments. If the Closing Date shall fall on a date other than the date on which payments are due with respect to (i) any Real Property Lease or Personal
Property Lease, (ii) insurance or (iii) utility or similar regular periodic charges with respect to the Purchased Assets for which a final billing has not been received by Arcar, any installment of rental payments, insurance premiums and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs which is not included as a liability in the calculation of Net Assets shall be paid by Arcar on the basis of the actual number of days elapsed from the first day of such period to the Closing Date and the balance shall be paid by Buyer.

                  2.8. Proration of Taxes. All property taxes, ad valorem taxes and special assessments payable with respect to a taxable period beginning and ending before the Closing Date, but not yet due as of the Closing Date which is not included as a liability in the calculation of Net Assets, with respect to any Purchased Assets shall be paid by Arcar. In the case of any such taxes or assessments payable with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, but not yet due as of the Closing Date, Arcar shall pay that portion of such taxes times a fraction, the numerator of which is the number of days from the beginning of such taxable period through and including the Closing Date, and the denominator of which is 365, and the balance shall be paid by Buyer.

         3.       Closing and Due Diligence.

                  3.1 Time and Place. The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at 10:00 a.m. on October 12, 1995, at 500 North Central Avenue, Northfield, Illinois 60093, or at such other place or time as the parties may agree upon in writing. The date on which the Closing is held is referred to as the "Closing Date".

                  3.2 Conveyance. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Arcar shall sell, assign and deliver (or cause the sale, assignment and delivery of) the Purchased Assets to Buyer, and Buyer shall purchase and take delivery of the Purchased Assets. Arcar shall execute and deliver (or cause to be executed and delivered) such documents of conveyance and take such other action as may be necessary or reasonably desirable to transfer all interests therein to Buyer and put Buyer in actual possession and operating control of the Purchased Assets. Seller agrees that such sale, assignment and delivery shall be effected by such warranty deeds, bills of sale, endorsements, assignments and such other instruments of transfer and conveyance as Buyer shall reasonably request and as shall be sufficient to convey all the right, title and interest of Arcar in and to the Purchased Assets free and clear of all Liens.

         4. Representations and Warranties of Seller, Bagcraft and ARTRA. Seller, Bagcraft and ARTRA, jointly and severally, represent and warrant to Buyer as follows:

                  4.1 Organization. Each of Bagcraft, ARTRA and Arcar is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties and assets utilized in, and to carry on its business as it is presently being conducted. Arcar is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the Arcar Business or the property owned, leased or operated in the Arcar Business makes such qualification necessary and where a failure to be so qualified or licensed might have a Material Adverse Effect and each such jurisdiction is listed on Schedule 4.1.

                  4.2 Power and Authority. Each of Bagcraft, ARTRA and Arcar has full corporate power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement by each of Bagcraft, ARTRA and Arcar and all other documents and instruments to be executed, delivered or performed by it pursuant hereto, have been duly and validly authorized by all necessary corporate action of it.

                  4.3 Legality and Validity. Assuming due authorization, execution and delivery by Buyer, this Agreement and all other documents and instruments to be executed and delivered by each of Bagcraft, ARTRA and Arcar pursuant hereto, constitute the legal, valid and binding obligations of it, enforceable against it, in accordance with their respective terms.

                  4.4 No Conflicts, Consents. The execution, delivery and performance of this Agreement by each of Bagcraft, ARTRA and Arcar will not (a) conflict with its certificate of incorporation or by-laws and will not conflict with or result in the breach or termination of or constitute a default under any permit, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which it is a party, by which it is bound or to which any of the Purchased Assets is subject; (b) constitute a violation by it of any law or regulation applicable to it, the Purchased Assets or the Assumed Liabilities; or
(c) result in the creation of any Lien upon any of the Purchased Assets. Except as set forth on Schedule 4.4, no consent, approval or authorization of, or declaration or filing with, any person, including any governmental authority, is required on the part of Arcar in connection with the execution, delivery and performance of this Agreement, or the transfer of the Purchased Assets to Buyer.

                  4.5 Litigation,  Compliance with Laws.  Except as set forth on
Schedule 4.5 hereto, there is no Action or Proceeding pending or threatened, or any Order outstanding, against Arcar or the Purchased Assets. Arcar is not in violation of any Law or Order, except for violations that in the aggregate would not have a Material Adverse Effect, and no notice has been received by any of Bagcraft, ARTRA or Seller alleging any such violation. Arcar has advised Buyer in writing of any proposed environmental, safety, health or other Law, which, to its knowledge without due inquiry, except for its review of its internal operations, and personnel, could reasonably be expected to have a Material Adverse Effect or which, to its knowledge without due inquiry, except for its review of its internal operations, and personnel, could reasonably be expected to require new capital investments by Buyer in the Arcar Business in excess of $100,000.

                  4.6 Title to Assets. Arcar has good and marketable title to (or valid, binding and enforceable leasehold, license or similar interests in and right of quiet enjoyment of), and the right to transfer to Buyer, all of the Purchased Assets, subject to no Liens and no licenses or rights of other parties exist with respect thereto. The Purchased Assets constitute all of the assets and property owned and used in the Arcar Business and are of merchantable quality, fit for their intended purpose, and ready for normal operation and use. None of the Purchased Assets are shared with any other Person except for personal computers located at certain customer sites. The documents of transfer to be executed by Arcar and delivered to Buyer at the Closing will be sufficient to convey good and marketable title to (or valid and enforceable leasehold, license or similar interests in) the Purchased Assets, free and clear of all Liens.

                  4.7      Financial Statements.

                  (a) The unaudited balance sheets of Arcar as of December 31, 1992, and December 31, 1993 and April 8, 1994 and the related unaudited statements of income and retained earnings for the years or periods then ended compiled by Kaufman & Piell, Ltd. certified public accountants, the audited balance sheet of Arcar as of December 31, 1993 and the audited balance sheet of Arcar as of December 31, 1994 and the related audited statements of income, retained earnings and cash flows from April 8, 1994 to December 31, 1994, including the footnotes thereto, and except for the December 31, 1994 financials, certified by Coopers & Lybrand, certified public accountants, in each case true, correct and complete copies of which are attached hereto as
Schedule 4.7-a, present fairly the financial position of Arcar as at such dates and the results of operations and cash flows of Arcar for the periods then ended, in each case, in accordance with GAAP consistently applied for the periods covered thereby (the "Historical Financial Statements").

                  (b) The unaudited balance sheets of Arcar as of August 31, 1995 and June 30, 1995, and the related statements of income, retained earnings and cash flows for the periods then ended, true, correct and complete copies of which are attached hereto as Schedule 4.7-b, present fairly the financial position of Arcar as of such dates and the results of operations and cash flows of Arcar for the periods then ended, in each case in accordance with GAAP consistently applied for the periods covered thereby (the "Unaudited Financial Statements" and, collectively with the Historical Financial Statements, the "Financial Statements").

                  All material liabilities of Arcar as of the dates of the balance sheets included in the Financial Statements, whether accrued, absolute, contingent or otherwise, are fully reflected, reserved and accounted for in such statements. Arcar has not incurred or reserved for any liabilities or obligations other than liabilities and obligations incurred in the ordinary course of the conduct of the Arcar Business and of the same general nature and amounts as those reflected on the December 31, 1994 and August 31, 1995 balance sheets included in the Financial Statements.

                  Since August 31, 1995 there has been no material adverse change in the assets, properties, business, operations, income or condition
(financial or otherwise) of Arcar, nor is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect, whether or not covered by insurance.

                  4.8 Contracts. Schedule 4.8 describes all of the following contracts, agreements, leases, commitments, instruments, plans, permits or licenses (written or oral) to which Arcar is a party or is otherwise bound or which relate to the Purchased Assets, the Assumed Liabilities or the Arcar Business (the "Material Agreements"):

                  (a) contracts and other agreements with any current or former officer, director, employee, consultant, agent, other representative of Arcar or with any Affiliate of Arcar;

                  (b) contracts and other agreements with any labor union or association representing any employee;

                  (c) contracts and other agreements for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase any of its assets or properties, in each case in an amount exceeding $10,000 (other than purchase orders entered into with customers in the ordinary course of business);

                  (d) joint venture and partnership agreements;

                  (e) contracts under which Arcar agrees to indemnify any Person;

                  (f) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring Arcar to pay regardless of whether products or services are received;

                  (g) contracts and other agreements not cancelable without penalty by Arcar on sixty (60) or fewer days' notice calling for an aggregate purchase price or payments to or from Arcar in any one year of more than $10,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

                  (h) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

                  (i) contracts and other agreements containing obligations or liabilities of any kind to holders of any securities issued by Arcar to register any of such securities under any federal or state securities laws;

                  (j) contracts and other agreements containing covenants of Arcar or any officer or employee of Arcar pertaining to the right to compete or not compete in any line of business or similarly restricting its ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with Arcar in any line of business or restricting its ability to conduct business or in any geographical area;

                  (k) contracts and other agreements relating to the acquisition by Arcar of any operating business or the capital stock of any other Person;

                  (l) contracts and other agreements not cancelable without penalty by Arcar on sixty (60) or fewer days' notice requiring the payment by or to Arcar of a royalty, override or similar commission or fee of more than $10,000 per annum;

                  (m) contracts and other agreements not cancelable without penalty by Arcar on sixty (60) or fewer days' notice relating to the sale or marketing of any products sold, distributed or marketed by Arcar and involving an amount in excess of $10,000;

                  (n) contracts and other agreements relating to the borrowing of money, creation of Liens, or the guarantee of the payment of liabilities or performance of obligations of any other person by Arcar;

                  (o) any stockholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the common stock or other equity interests of Arcar;

                  (p) contracts and other agreements relating to data processing or the provision of other services which are not cancelable without penalty in sixty (60) or fewer days' notice; and

                  (q) any other contract and other agreement made outside the ordinary course of business or which is material to Arcar or the Arcar Business and involving an amount in excess of $10,000.

                  True and complete copies of all of the Material Agreements have been delivered to Buyer. All of the Material Agreements are valid, subsisting, in full force and effect and binding upon Arcar and, to the best knowledge of Arcar, the other parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except as listed on Schedule 4.8 (Good Faith Disputed Issues). Arcar has satisfied in full or provided for all of its liabilities and obligations under the Material Agreements requiring performance prior to the date hereof in all material respects, is not in material default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a material default. To the best knowledge of Arcar, no other party to any such Material Agreement is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as separately identified on Schedule 4.8, no approval or consent of any Person is needed for all of the Business Contracts to continue to be in full force and effect, and all of Arcar's rights under the Business Contracts will be conveyed to Buyer, upon consummation of the transactions contemplated by this Agreement.

                  4.9 Inventory. The Inventory shown on the Financial Statements has been determined in accordance with GAAP consistently applied. Subject to appropriate reserves as reflected on the Financial Statements, such Inventory and all Inventory acquired subsequent to June 30, 1995 is now and will be on the Closing Date of a quality and quantity which can be sold, used or consumed in the normal course of the Arcar Business and conforms to all requirements of Laws and Orders.

                  4.10 Accounts Receivable. The Accounts Receivable reflected on the Financial Statements are, and all Accounts Receivable reflected on the Books and Records of Arcar as of the Closing Date will be, good and valid receivables arising from the sale of goods and services in the ordinary course of business and have been collected or are current and will be collected in the ordinary course (but in any event, within one hundred eighty (180) days of the invoice date therefor) at the aggregate amount recorded therefor on the books and records of Arcar as of the Closing Date (subject to no counterclaims or offset).

                  4.11 Intangible Property. Arcar is the owner of all right, title and interest in and to the Intangible Property. Schedule 4.11 sets forth a list of all Intangible Property of Arcar (other than trade secrets, knowhow and goodwill attendant to the Intangible Property and other intellectual property rights not reducible to schedule form), true and complete copies of which have been delivered or made available to Buyer, and the Intangible Property constitutes all of the Intangible Property owned or used by Arcar in connection with the Arcar Business. Arcar has not received any notice of, nor has it become aware of any facts which indicate a likelihood of, any challenge to such rights, misappropriation or infringement by or any conflict with, any third party with respect to the Intangible Property. Arcar has not infringed, misappropriated or otherwise conflicted with any rights of any third party, nor is Arcar aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Arcar Business as now conducted or as presently proposed to be conducted. Arcar has taken all actions which are reasonably necessary to protect the Intangible Property and will continue to maintain the Intangible Property through the Closing Date so as not affect adversely the validity or enforceability of the Intangible Property. Except as separately identified on Schedule 4.11, no approval or consent of any Person is needed so that the interest of Arcar in the Intangible Property shall continue to be in full force and effect and enforceable by Buyer following the transactions contemplated by this Agreement.

                  4.12 Real Estate. Arcar leases the premises (the "Leased Property") (including land, improvements, fixtures and personal property)
located and described as set forth in Schedule 4.12 hereto. All of the Real Property Leases are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereto is subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and Arcar has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default in any material respect under any of the Real Property Leases, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of Arcar, no other party to a Real Property Lease is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as identified on Schedule 4.12 hereto, no approval or consent of any person or entity is needed for all of the Real Property Leases to be in full force and effect after the Closing, and all of Arcar's rights under the Real Property Leases will be conveyed to Buyer upon consummation of the transactions contemplated by this Agreement. To Arcar's knowledge, there is no pending or threatened condemnation proceeding against any of the Leased Property. Arcar's leasehold interest in the Leased Property is free and clear of all leasehold mortgages, assignments, pledges, liens, charges, encumbrances, easements, equities, options, claims and rights of others of every nature whatsoever. Seller has no knowledge, and has received no notices, that any of the activities of Arcar at the Leased Property or the uses which it has made of the Leased Property, violate any zoning or building codes, ordinance, rules, regulations or laws affecting the Leased Property. Arcar does not own, occupy, use, lease to or from others, or have any interest in or option with respect to any real estate, except as described on Schedule 4.12 hereto. Seller has delivered to Buyer complete copies of all leases relating to the Leased Property and all written licenses, permits, certificates, authorizations and agreements relating thereto.

         Arcar in its maintenance and operation of the Leased Property, and in the conduct of the Arcar Business, is in compliance with all Federal, state and local laws, ordinances, court and administrative orders, rules and regulations, including without limitation, all zoning, planning and land use laws and ordinances, all laws, ordinances and all executive orders, rules and regulations thereunder, and laws, ordinances, rules, regulations and court and administrative orders relating to the safe conduct of business, health or environmental protection, energy or conservation administered by those agencies.

                  4.13     Employee Benefits Matters.

                  a) For purposes of this Agreement, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including without limitation any individual life insurance policy under which any Arcar employee is the named insured and as to which Arcar or any of its Affiliates make premium payments, whether or not Arcar or any of its Affiliates are the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in Section 3(2) of ERISA ("Pension
Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all Arcar employees or their dependents or beneficiaries, and (i) to which Arcar or any of its Affiliates are parties or by which Arcar or any of its Affiliates (or any of the rights, properties or assets of Arcar or any of its Affiliates) are bound, or (ii) with respect to which Arcar or any of its Affiliates have made any payments, contributions or commitments, or may otherwise have any liability (whether or not Arcar or any of its Affiliates still maintain such plan, trust, arrangement, contract, agreement, policy or commitment).

                  b) With respect to the Employee Plans:

                            (i) There are no  Employee  Plans  other  than those
disclosed in Schedule 4.13.

                            (ii) No Employee Plan is a Pension Plan  (including,
without limitation, a "multiemployer pension plan" within the meaning of Section 3(37) of ERISA).

                            (iii)  Each  Employee  Plan that is  intended  to be
qualified under Section 401(a) of the Code has received a favorable determination letter of the Internal Revenue Service stating that the plan meets the requirements of the Code and that the trust associated with the plan is tax-exempt under Section 501(a) of the Code.

                            (iv) No  condition  exists and no event has occurred
that could reasonably be expected to adversely affect the tax-qualified status of any Employee Plan that has received a favorable determination letter of the Internal Revenue Service.

                            (v) No lawsuits,  claims (other than routine  claims
for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to Seller's knowledge, have been threatened, and Seller has no knowledge of any facts or contemplated event that reasonably could be expected to give rise to any such lawsuit, claim (other than a routine claim for benefits) or complaint, with respect to any Employee Plan.

                            (vi)  Each  Employee  Plan,  the  administrator  and
fiduciaries of each Employee Plan, and Seller have at all times complied in all material respects with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law.

                            (vii) Seller has not made, or committed to make, any
payment, contribution or award into, or under, any Employee Plan except as required by the terms of such Employee Plan.

                            (viii) Seller is not delinquent as to  contributions
or payments to or in respect of any Employee Plan as to which Seller is in any way obligated to make contributions or payments, nor has Seller failed to pay any assessments made with respect to any such Employee Plan. All contributions and payments with respect to Employee Plans that are required to be made by Seller with respect to periods ending before the Closing Date (including periods from the first day of the then-current plan or policy year to the Closing Date) have been made or will be accrued before the Closing Date by Seller in accordance with the appropriate actuarial valuation report, collective bargaining agreements or insurance contracts or arrangements.

                            (ix) With respect to each Employee  Plan,  there has
not occurred, nor is any Person contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA.

                            (x) No "employee  pension  benefit plan" (within the
meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, maintained by Arcar or any of its Affiliates has been completely or partially terminated since September 2, 1974 or has been the subject of a "reportable event" (within the meaning of Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation.

                            (xi) No proceeding by the Pension  Benefit  Guaranty
Corporation to terminate any Pension Plan in accordance with Subtitle 1 of Title IV of ERISA has been instituted or is currently threatened.

                            (xii) Except as  disclosed in Schedule  4.13(b)(xii)
hereto, since December 31, 1994, Arcar has not made any increase in, or commitment to increase, benefits under any Employee Plan or adopted, or made any commitment to adopt, any additional employee benefit plan or arrangement relating to Arcar Employees or any increase in compensation or bonuses paid or similar payments made or commitments to be made to any Arcar Employees.

                            (xiii)  No  event  has  occurred  and  no  condition
exists, with respect to any Employee Plan that has subjected or could subject Buyer or any of its Affiliates or any Employee Plan maintained by Buyer or any of its Affiliates, to any tax, fine, penalty or other liability, that would not have been incurred by Buyer or any of its Affiliates, or any such plan, but for the transactions contemplated hereby. To the knowledge of Seller, no Employee Plan is or will be directly or indirectly binding on Buyer by virtue of the transactions contemplated hereby. To the knowledge of Seller, no Employee Plan provides severance benefits to current or former employees or other service providers of Seller. To the knowledge of Seller, no condition exists with respect to any Employee Plan that could result in liability under Sections 4069 or 4212(c) of ERISA to Seller or any of its Affiliates or, by virtue of the transactions contemplated hereby, to Buyer. To the knowledge of Seller, Buyer will have no liability under the Workers Adjustment Retraining and Notification Act with respect to any events occurring or conditions existing on or prior to Closing.

                            (xiv) To the  knowledge of Seller,  no Employee Plan
exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of Seller or any of its Affiliates (or other current or former service provider thereto) that would not have been required but for the execution and delivery of this Agreement or the transactions provided for herein, and none of Seller nor any of its Affiliates is a party to any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of
Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, Seller or any of its Affiliates.

                            (xv) Neither  Seller nor any of its Affiliates is or
has been a party to any collective bargaining (or other similar) agreement with respect to any employee of the Arcar Business, nor is any such agreement presently being negotiated.

                            (xvi)  Notwithstanding  any other  provision of this
Agreement, except as agreed pursuant to Section 2.4(e) hereof, neither Buyer nor any of its Affiliates shall have any responsibilities for, without limitation, any legally mandated continuation of health care coverage, or for compliance with any related requirements, for Arcar employees or their dependents or beneficiaries who incur a loss of health care coverage due to a qualifying event occurring before or through the Closing, and Seller shall be solely so responsible with respect to qualifying events occurring before or through the Closing.

                            (xvii)  With  respect to the  Medical  Plan,  annual
claims with respect to any particular participant or covered dependent could not result in an uninsured liability in excess of $12,500 per participant or covered dependent, and all such claims could not result in an uninsured liability of more than $138,000 in the aggregate for all participants and covered dependents combined.

                  Notwithstanding any provision of this Section 4.13 to the contrary, any materiality qualification in a representation or warranty of Seller, Bagcraft or ARTRA under this Section 4.13, and any qualification in a representation or warranty of Seller, Bagcraft or ARTRA under this Section 4.13, and any qualification which limits a representation or warranty of Seller, Bagcraft or ARTRA to the knowledge of Seller, Bagcraft or ARTRA shall not apply with respect to the Medical Plan.

                  4.14 Taxes. All Tax Returns of Bagcraft, ARTRA and Arcar required to be filed within the United States of America, all state and local government authorities and all foreign jurisdictions have been timely filed, and extensions of time within which to file any return which has not yet been filed, have been timely requested or granted. Such Tax Returns are true, correct and complete in all material respects. Bagcraft, ARTRA and Arcar have paid to the appropriate taxing authority all Taxes due and payable to such taxing authority any and all penalties, assessments or deficiencies of every nature and description incurred or accrued prior to the date hereof. Seller has no knowledge of any proposed additional tax assessment, examination or proceeding against Arcar, or the Arcar Business for which adequate provision has not been made on Arcar's books. None of the Purchased Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code or is "tax exempt use property" within the meaning of Section 168 of the Code. None of the Purchased Assets directly or indirectly secures any debt, interest on which is tax exempt under Section 103(a) of the Code. None of Bagcraft, ARTRA or Arcar has executed or filed any consent or agreement to extend the period of assessment or collection of any Taxes. Arcar has no liability to any Person pursuant to any Tax sharing or similar agreement relating to the payment of any Taxes. Arcar is not and has not been at any time a "foreign person" as defined in Sections 1445(f)(3) and 1446(e) of the Code. There are no Liens on the Purchased Assets for unpaid Taxes which are due and payable.

                  4.15     Environmental.

                  a) Except as disclosed in Schedule 4.15(a), the lease, ownership, use and operation by Arcar and any of its predecessors or other Persons of all buildings, facilities and other improvements which are a part of the Leased Property, whether or not presently in operation, and all facilities previously leased, owned, used or otherwise operated by Arcar or any predecessor of Arcar (collectively with the Leased Property, the "Arcar Facilities"), are presently and have at all times been in compliance with all applicable Environmental Laws, and to the knowledge of Arcar, without due inquiry except for its review of its internal operations and personnel, there is no liability which may be imposed upon Arcar pursuant to any Environmental Laws in respect of any acts or omissions, occurring on or prior to the Closing Date. No Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Arcar, threatened by any Governmental or Regulatory Body with respect to any alleged failure by Arcar to have or comply with any license or permit required under applicable Environmental Laws in connection with the conduct of its business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Substance in connection with its business and, to the knowledge of Arcar, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any of the foregoing.

         b) Schedule 4.15(b) sets forth: (i) all environmental audits or assessments or occupation health studies undertaken by governmental agencies (and known to Seller) or by or at the direction of Seller or any other persons with respect to Arcar or the Arcar Business, (ii) the results of waste, ground water, wastewater, soil and air monitoring or testing with respect to the Arcar Business, (iii) written communications of a material nature with environmental or similar governmental agencies relating to issues of noncompliance with respect to Arcar or the Arcar Business or notices of noncompliance with respect to Arcar or the Arcar Business, (iv) OSHA claims made within the past three years with respect to Arcar or the Arcar Business, (v) all environmental permits for any Release, waste treatment or disposal with respect to Arcar or the Arcar Business and (vi) all notifications that Arcar is a potentially responsible party (PRP) with respect to any Environmental Claim..

                  c) Except as disclosed on Schedule 4.15(c), there has not been, is not, and is not occurring, at any Arcar Facility, including facilities previously owned, used or otherwise operated by Seller or their predecessors, a Release of any Hazardous Substance.

                  d) Except as disclosed on Schedule 4.15(d), neither Seller nor any predecessor in interest has ever transported or arranged for the transportation or disposal of Hazardous Substances or other wastes at any site, location or facility including a site owned, used or operated by Seller or a predecessor in interest, which pursuant to CERCLA, RCRA or any similar state law, as applicable:

                            (i)  has  been  placed  or  is   proposed   (by  the
Environmental Protection Agency or relevant state authority or other person) to be placed, on the "National Priorities List" of hazardous waste sites or its state equivalent; or

                            (ii) is on  notice  of or  subject  to a  claim,  an
administrative order or other request by any person either to undertake removal or remedial action, or any investigation or studies relating to the presence of a Hazardous Substance, or to otherwise comply with environmental cleanup requirements;

                            (iii) has filed (or has had filed  with  respect  to
it) notification of hazardous waste activities; or

                            (iv) is on any Comprehensive  Environmental Response
Compensation Liability Information System List or similar site inventory.

                  e) Schedule 4.15(e) sets forth the age, contents or former contents of any storage tanks located on any Arcar Facility, including any facility previously owned, used or otherwise operated by Seller or any predecessor of Seller. Except as set forth in Schedule 4.15(e), Seller has not owned or operated, and presently does not own or operate, any underground storage tanks as defined in RCRA at any Arcar Facility. Except as set forth in
Schedule 4.15(e), all storage tanks, including underground storage tanks, and pipes pertinent thereto at any Arcar Facilities, are presently and have been in the past in good condition and have not been the source of any spills, overfills, or Releases.

                  f)       Except as disclosed in Schedule 4.15(f):

                            (i)  there  are  no  wastes,   drums  or  containers
disposed of or buried on, in or under the ground or any surface waters located on the Arcar Facilities, including any facilities previously owned, used or otherwise operated by Seller or any predecessor of Seller;

                            (ii)  neither  Seller nor any party acting on behalf
of Seller has disposed of or buried, or arranged to dispose of or bury, any Hazardous Substances, waste, drums or containers generated or used in the Arcar Business in or on the premises owned or operated by a third Person.

                  g) Except as set forth in Schedule 4.15(g), there have not been, and are not presently, polychlorinated biphenyl, asbestos, asbestos containing materials, or urea formaldehyde in or on the Arcar Facilities, including any facilities previously owned, used, leased or otherwise operated by Seller or any predecessor of Seller.

                  h) To the knowledge of Arcar, without due inquiry, except for its review of its internal operations and personnel, the aggregate costs relating to Arcar's future compliance with Environmental Laws and satisfaction of Environmental Claims for acts or omissions occurring on or prior to the Closing Date, will not exceed $100,000.

                  4.16 Personnel and Labor. All employees engaged in the Arcar Business are employed by Arcar. There are no outstanding administrative or court orders, or consent or conciliation decrees, whether federal, state or local, and no actions, suits, claims investigations, inquiries or consent or conciliation decrees pending or threatened, concerning charges relating to equal employment opportunity, unfair labor practices or occupational safety and health applicable to Arcar. Arcar has no collective bargaining agreement covering any employees and Arcar has not agreed to recognize any union or other collective bargaining unit, nor has any union or collective bargaining unit been certified to
represent  any  such   employees.   There  are  no  complaints,   grievances  or
arbitrations, employment-related litigation, administrative proceedings or controversies either pending or, to the best knowledge of Arcar, threatened, involving any employee, applicant for employment, or former employee of Arcar against Arcar. During the past three (3) years, Arcar has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the best knowledge of Arcar, threatened. To the best knowledge of Arcar, there are no attempts presently being made to organize any employees employed by Arcar.

                  4.17 Insurance. Schedule 4.17 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits, setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of Arcar. The Medical Insurance Policies and the Billings Insurance Policy and the Automobile Insurance Policies are, and to the knowledge of Arcar, the other policies and binders set forth on Schedule 4.17 are, valid and enforceable in accordance with their terms in all material respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in the industries in which Arcar operates. Arcar is not in default with respect to any material provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Schedule 4.17, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. Arcar has not received any notice of cancellation or non-renewal of any such policy or binder. Arcar has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 4.17 will not be available in the future on substantially the same terms as now in effect. None of the policies disclosed on
Schedule 4.17 provides that premiums paid in respect of periods may be adjusted or recomputed based on claims-paying experience of such policies or otherwise. Except as separately disclosed on Schedule 4.17, the Billings Policy and the Medical Insurance Policies and the Automobile Insurance Policies shall be in full force and effect and enforceable by Buyer following the consummation of the transactions contemplated by this Agreement.

                  4.18.  Subsidiaries  and  Affiliates.   Arcar  does  not  own,
directly or indirectly, any capital stock of, or any other interest in, any other Person.

                  4.19. Books and Records. Each of the Books and Records of Arcar as supplied to Buyer is true, correct, complete and current in all material respects and, as applicable, accurately reflects all actions taken by its shareholders and board of directors and committees thereof, and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be.
                  4.20. Certificate of Incorporation and By-Laws. Arcar has heretofore delivered to Buyer true, correct and complete copies of the Certificate or Articles of Incorporation (certified by the Secretary of State of Illinois) and By-Laws (certified by the secretary of Arcar) or similar governing documents of Arcar as in full force and effect on the date hereof.

                  4.21.  Transactions  with  Affiliates.  Except as set forth on
Schedule 4.21, none of Bagcraft, ARTRA, any Affiliate or Associate of them or Arcar or any officer or director of the foregoing has: (a) borrowed money from or loaned money to Arcar which remains outstanding; (b) any contractual or other claim, express or implied, of any kind whatsoever against Arcar; (c) any interest in any property or assets used by Arcar in its business; (d) engaged in any other transaction with Arcar during the last twelve months; (e) owns, directly or indirectly, any interest in (except not more than five percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of Arcar; or (f) provides any assets or services to Arcar in the conduct of its business.

                  4.22. Compensation Arrangements: Officers, Directors and Employees. Schedule 4.22 sets forth: (a) the name and current annual salary, including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all present officers, directors and employees of Arcar whose current annual salary, including any promised, expected or customary bonus or such other amount or benefit, equals or exceeds $50,000 together with a statement of the full amount of all remuneration paid by Arcar to each such Person during the past twelve months and (b) the names and titles of all directors and officers of Arcar and of each trustee, fiduciary or plan administrator of each Employee Plan of Arcar. Arcar has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 4.22 or of any other Person if the increase would cause such Person to be required to be listed on Schedule 4.22. To the best knowledge of Arcar, none of such Persons has made a threat or otherwise indicated any intent to Arcar to cancel or otherwise terminate such Person's relationship with Arcar.

                  4.23.    Operations.

         (i) Except as disclosed on Schedule 4.23 or expressly authorized by this Agreement, from December 31, 1994 through the date hereof, Arcar has not, and from the date hereof through the Closing Date, Arcar shall not have, without the prior written consent of Buyer:

                  (a) amended its Certificate or Articles of Incorporation or By-Laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its business;

                  (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

                  (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, an Employee Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Employee Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

                  (d) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation;

                  (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its shareholders or holders of its equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

                  (f) knowingly waived any right of material value to its business;

                  (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of Inventory or material write-off as uncollectible of Accounts Receivable;

                  (h) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same;

                  (i) entered into any transactions with any of its Affiliates, Associates, officers, directors, employees, consultants, agents or other representatives, or any officer, director, consultant, employee, agent or other representative of any of its Affiliates or Associates;

                  (j) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business;

                  (k) (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than sale of Inventory in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties other than sales of Inventory in the ordinary course of business; or
(iv) entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person, in each case or type required to be disclosed pursuant to
Section 4.8 hereof;

                  (l) except in the ordinary course of business, incurred or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable);

                  (m) except for Inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                  (n) paid, directly or indirectly, any of its liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

                  (o) created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $10,000 individually or in the aggregate;

                  (p) made any capital expenditures or commitments for capital expenditures in aggregate amount exceeding $10,000; or

                  (q) except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to Section 4.8.

         (ii) From the period from January 1, 1995 through the date hereof, Arcar has carried on the Arcar Business diligently and substantially in the same manner conducted prior thereto, including its business operations, physical facilities, working conditions and employees, and its relationships with suppliers and customers and others having business relations with it. Without limiting the foregoing, during this period Arcar has not accelerated the collection of Accounts Receivable or deferred the payment of payables.

                  4.24. Tangible Property. Schedule 4.24 sets forth a true, complete and correct list of all categories of tangible personal property (other than Inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by Arcar (collectively, the "Tangible Property") together with a description of all leases or subleases of Tangible Property to which Arcar is the lessor, sublessor, lessee or sublessee and all options to purchase or sell the underlying property. The Tangible Property is in good operating condition, subject to continued repair and replacement in accordance with past practice, and Arcar has not received notice that any of the Tangible Property is in violation of any existing Law or Order. During the past one (1) year there has not been any interruption of the operations of Arcar due to inadequate maintenance of the Tangible Property. Except as separately identified on
Schedule 4.24, no approval or consent of any Person is needed so that the interest of Arcar in the Tangible Property shall continue to be in full force and effect and enforceable by Buyer following the transactions contemplated by this Agreement.

                  4.25. Licenses and Permits. Schedule 4.25 sets forth a list of the government permits, licenses, registrations and other governmental consents and authorizations (federal, state, local and foreign) (collectively, "Permits") which Arcar has obtained in connection with its assets, properties and business. Except as set forth on Schedule 4.25, no Permits (including Permits under Environmental Laws) are required to be obtained by Arcar in connection with its properties or business. All such Permits are in full force and effect and in good standing, and except as separately identified on Schedule 4.25, shall continue to be in full force and effect and in good standing following the consummation of the transactions contemplated by this Agreement. Arcar has not received any notice of any claim of revocation of any such Permits or has knowledge of any event which might give rise to such a claim.

                  4.26. Substantial Customers and Suppliers. Schedule 4.26 lists the twenty (20) largest customers of Arcar, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Schedule
4.26 lists the ten (10) largest suppliers of Arcar, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Schedule 4.26, no such customer or supplier has ceased or materially reduced (i.e., by greater than 5% of such customer's or supplier's business) its purchases from, use of the services of, sales to or provision of services to Arcar since December 31, 1994, or to the knowledge of Arcar, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.

                  4.27. Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

                  4.28 Closing Date. The foregoing representations and warranties will also be true and correct in all material respects in accordance with their respective terms on and as of the Closing Date and with the same force and effect as though such representations and warranties had been made on and as of such time.

        5. Representations and Warranties of Buyer. Each of Buyer and Alper Holdings USA, Inc. ("Alper") represents and warrants to Seller as follows:

                  5.1 Organization. Buyer and Alper are duly organized, validly existing and in good standing under the laws of the state of their incorporation and are duly authorized to carry on their business where and as now conducted and to own, lease and operate properties as they now do.

                  5.2 Corporate Authority. Buyer and Alper have full power and authority to enter into and perform this Agreement in accordance with its terms; the execution, delivery and performance of this Agreement by Buyer and Alper have been duly authorized by all necessary corporate action of Buyer and Alper; and this Agreement is a valid and binding obligation of Buyer and Alper enforceable in accordance with its terms.

                  5.3 No Conflicts, Consents. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by Buyer and Alper will not (a) conflict with its certificate of incorporation or by-laws and will not conflict with or result in the breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which it is a party or by which either is bound; or (b) to Buyer's or Alper's knowledge, constitute a violation by it of any law or regulation applicable to it. Except as set forth on Schedule 5.3, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required on the part of Buyer or Alper in connection with the execution, delivery and performance of this Agreement.

                  5.4 Litigation. There are no actions, suits, proceedings, claims or investigations pending or to the best of Buyer's or Alper's knowledge, threatened, concerning Buyer or Alper with respect to the transactions contemplated hereby or which would prevent Buyer or Alper from consummating the transactions contemplated hereby.

        6. Particular Covenants. In addition to the various other covenants set forth in this Agreement, Arcar covenants and agrees with Buyer and Buyer covenants and agrees with Arcar as follows:

                  6.1 Conduct of Business. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement:

                  (i) Operation of Business. Except with the written consent of Buyer, Arcar shall not take any action or omit to take any action which would result in a material breach, violation or inaccuracy of any representation, warranty or covenant of Arcar made in this Agreement; provided, however, that Arcar shall not be required to secure the consent of Buyer with respect to acts undertaken in the ordinary course of business, which do not, individually or in the aggregate, have an adverse effect on the Arcar Business.

                  (ii) Preservation of Business. Arcar shall use its reasonable best efforts to carry on the Arcar Business diligently and substantially in the same manner as heretofore conducted and shall keep the business organization of the Arcar Business intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with suppliers and customers and others having business relations with it, except as otherwise consented to by Buyer. Without limiting the generality of the foregoing,

                  a) Arcar shall conduct and carry on the Arcar Business and affairs only in the ordinary and regular course, and, without limiting the foregoing, shall not accelerate the collection of receivables or defer the payment of payables.

                  b) Arcar shall use its best efforts to keep available to Buyer and the Arcar Business the services of the present employees and agents of the Arcar Business and to maintain and cause the Arcar Business to maintain and preserve the relations and goodwill with suppliers, customers, distributors and any others having business relations with the Arcar Business.

                  c) Arcar shall not increase or otherwise change the rate or nature of the compensation (including, without limitation, wages, salaries, bonuses and other benefits) which is paid or payable to any director, officer or employee of Arcar.

                  d) Arcar shall maintain in full force and effect policies of insurance of the same type, character and coverage as the policies of insurance listed in Schedule 4.17; and Arcar shall give Buyer prompt written notice of any and all changes which may occur between the date hereof and the Closing Date with respect to the insurance coverages of Arcar.

                  e) Except as required by law or the terms of its agreements, Arcar shall not cause the Arcar Business to make any loans, advances or capital contributions to, or investments in, or declare any dividends or make any payments to, any person or entity.

                  f) On or before the Closing, Bagcraft shall cause to be paid to Arcar any Accounts Receivable owed by Bagcraft which is more than 45 days old.

                  g) Immediately notify Buyer of any deviation or exception from the commitments set forth in (a) through (f) above.

                  (iii) Full Access. Arcar shall grant Buyer and representatives of Buyer and its lenders reasonable access during normal business hours to all employees, premises, properties, books, records, contracts, accounting records and other documents of or pertaining to Arcar and the Arcar Business, shall provide copies to Buyer and its lenders of all Arcar documentation reasonably requested by Buyer, and Arcar will furnish to Buyer and its lenders any information in respect of Arcar and the Arcar Business as Buyer and its lenders may from time to time reasonably request. Without limiting the generality of the foregoing, Arcar shall afford Buyer and its lenders and their designated representatives reasonable access during normal business hours to all employees, premises, properties, books, records, contracts, accounting records and other documents of or pertaining to the Arcar Business for purposes of compiling and preparing appraisals of Arcar's Tangible Property and any other Purchased Assets hereunder.

                  (iv) Notice. Arcar shall promptly (no later than four (4) business days) give Buyer written notice of Arcar's becoming aware of the existence or occurrence of any event or condition which would make any representation or warranty of Arcar contained herein untrue or incomplete in any material respect or which constitutes a breach or violation of this Agreement or might prevent the consummation of the transactions herein contemplated.

                  6.2      Expenses.

                  (i) Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses and disbursements incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses.

                  (ii) The parties hereto hereby represent to each other and hold each other harmless that no broker, finder, investment banker, or financial adviser is entitled to any fees due to the transaction contemplated hereby.

                  6.3 Action. From the date hereof until the Closing, the parties shall use their reasonable best efforts to take, or cause to be taken, all action, and use their reasonable best efforts to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                  6.4 Consents. Prior to the Closing, Arcar will obtain all consents listed on Schedules 4.4, 4.8, 4.11, 4.12, 4.17, 4.24 and 4.25 and all other necessary consents in order to transfer the Purchased Assets to Buyer to conclude the transactions contemplated by this Agreement. Where it is found to be impossible to transfer the benefits under any Business Contract, Business License, Real Property Lease or Personal Property Lease to Buyer, Arcar will act as Buyer's agent to the extent it can lawfully and effectively do so in order to help assure to Buyer the full benefits thereof; and Arcar will work with Buyer to obtain for it the benefits thereunder, and will cooperate, to the extent permitted by applicable law, with Buyer in any other reasonable arrangement requested by Buyer designed to provide such benefits for Buyer, including, if permitted by applicable law and the Business Contract, Business License Real Property Lease or Personal Property Lease, subcontracting to Buyer the work to be performed or the services to be provided under any Business Contract, Business License, Real Property Lease or Personal Property Lease on the same basis that Arcar would be required to perform under such Business Contract, Business License, Real Property Lease or Personal Property Lease. In the event after a good faith effort, Arcar is unable to cause a consent to be delivered to Buyer, and Buyer deems such a consent to be material to the conduct of the Arcar Business, Buyer may terminate this Agreement without any liability arising pursuant hereto.

                  6.5. Transfer Taxes. Arcar agrees to pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless Buyer with respect to such Transfer Taxes. Arcar shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

                  6.6. Hart-Scott-Rodino Act Filings. Arcar and Buyer have filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Arcar and Buyer shall coordinate and cooperate with each other and the respective governmental offices in exchanging such information and providing such assistance as the other and the respective governmental offices may require to comply with the HSR Act. Arcar and Buyer shall use their respective best efforts in order to overcome any objection made by either the Federal Trade Commission or Department of Justice but neither party shall be required to divest of any other business or agree to limitations on the conduct of its business in connection therewith.

                  6.7. Public Announcements. On and after the date hereof, Arcar and Buyer shall consult with each other before issuing any press release or making any public statements with respect to this Agreement and the transactions contemplated hereby and neither of them shall issue any such press release or make any such public statement prior to obtaining the other party's approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by law or any stock exchange listing agreement of a party or an affiliate. Any party intending to make disclosure of this Agreement required by law shall notify and consult with the other party in advance.

                  6.8. Further Assurances. From time to time prior to and after the Closing, without further consideration, each party at its own expense shall execute and deliver such documents to the other party as such other party may reasonably request in order more effectively to consummate the transactions contemplated hereby. At any time and from time to time after the Closing Date at the request of Buyer, and without further consideration, Arcar will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Buyer may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Buyer, the Purchased Assets and to put Buyer in actual possession and operating control of the Arcar Business and to assist Buyer in exercising all rights with respect thereto.

                  6.9. Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

                  6.10. Clearance Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller shall have timely filed all Tax Returns, notifications, certificates or other similar filings required by law or regulation in connection with the transactions contemplated by this Agreement and Seller shall provide Buyer with clearance certificate(s) or similar document(s) which may be required by any state or city taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. Seller agrees to file notice of or application for such certificate(s) or document(s) within five days after the date of execution of this Agreement. To the extent required by applicable law, Buyer agrees to withhold any portion of the cash Purchase Price directed to be withheld by the taxing authority, provided that if any cash payment is required to be made by Buyer to the taxing authority, then Buyer shall reduce the Purchase Price by such amount and make the cash payment.

                  6.11. Nonforeign Affidavit. Prior to the Closing Arcar shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code.

                  6.12.    Covenant Not to Compete.

                  (a) Covenants Against Competition. Bagcraft, ARTRA and Arcar acknowledge that (i) Arcar is one of a limited number of persons who have developed the Arcar Business; (ii) the Arcar Business is conducted in the United States of America; (iii) Bagcraft's and ARTRA's direct and indirect ownership of Arcar has brought them and their Affiliates in close contact with certain confidential affairs of Arcar not readily available to the public; and (iv) Buyer would not purchase the Purchased Assets but for the agreements and covenants of each of Bagcraft, ARTRA and Arcar contained in this Section 6.12. Accordingly, each of Bagcraft, ARTRA and Arcar covenants and agrees that:

                            (i)  Each  of  Bagcraft,  ARTRA  and  Arcar  and any
entities under the direct or indirect control of any of the foregoing (collectively, the "Designated Entities") shall not in Canada, the United States of America or Mexico, directly or indirectly, for a period commencing on the Closing Date and terminating on the date five (5) years following the Closing Date (the "Restricted Period"), (1) engage, or prepare to engage, in the Arcar Business or the Dispersions Business (collectively, the "Business") for their own account; (2) render any services to any Person (other than Buyer) engaged in such activities; or (3) become interested in any such Person as a partner, shareholder, principal, agent, trustee, consultant or in any other similar relationship or capacity; provided, however, that notwithstanding the above the Designated Entities collectively may own, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange or NASDAQ if (i) none of them is a controlling Person, or a member of a group which controls such Person or (ii) they do not, directly or indirectly, own 5% or more of any class of securities of such Person.

                            (ii)  During  the  Restricted  Period,  each  of the
Designated Entities shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others except in connection with the business and affairs of Buyer and its Affiliates, all confidential information with respect to the Arcar Business and the Purchased Assets, or learned heretofore or hereafter directly or indirectly from the Arcar Business, including, without limitation, information with respect to (a) prospective facilities, (b) sales figures, (c) profit or loss figures, (d) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of Buyer and its Affiliates except with Buyer's express written consent and except for Confidential Company Information which
(i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of any of the Designated Entities or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

                            (iii)  During  the  Restricted  Period,  each of the
Designated Entities shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of Buyer or any of its Affiliates, any employee of Buyer or any of its Affiliates or hire any employee who has left the employment of Buyer or any of its Affiliates after the date of this Agreement within one (1) year of the termination of such employee's employment with Buyer.

                  (b) Rights and Remedies Upon Breach. If any of the Designated Entities breaches, or threatens to commit a breach of, any of the provisions of
Section 6.12(a) (the "Restrictive Covenants"), Buyer shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Section 9, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

                            (i) The  right and  remedy  to have the  Restrictive
Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the offending party of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide adequate remedy to Buyer.

                            (ii) The right and remedy to require  the  offending
party to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by any of such Persons as a result of any transactions constituting a breach of any of the Restrictive Covenants, and such Person shall account for and pay over such Benefits to Buyer.

                  (c) Severability of Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) Blue-Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e)  Enforceability in Jurisdictions.  Bagcraft,  ARTRA, Arcar
and Buyer intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

                  6.13. Insurance. As of the Closing Date, except for the Medical Insurance Policies, the Billings Insurance Policy and the Automobile Insurance Policies, the coverage under all insurance policies related to the Arcar Business shall continue in force only for the benefit of Arcar and Arcar's Affiliates and not for the benefit of Buyer. Buyer agrees to arrange for its own insurance policies with respect to the Arcar Business covering all periods subsequent to the Closing Date, except for the Medical Insurance Policies, the Billings Insurance Policy and the Automobile Insurance Policies.

                  6.14. Environmental Matters. With respect to and to the extent existing on or prior to the Closing Date, each of Bagcraft, ARTRA and Arcar hereby, jointly and severally, covenants and agrees to indemnify, defend and hold Buyer and each of its Affiliates and their respective directors, officers, employees, successors and assigns harmless from and against any claim, action, suit, proceeding, loss, cost, damage, liability, deficiency, fine, punitive damage or expense (including, without limitation, attorneys' and consultants'
fees), resulting from, arising out of, or based upon (i) any Environmental Claim, (ii) the presence, Release, use, generation, discharge, storage, or disposal of any Hazardous Substances on, under, in or about, or the transportation of any such materials to or from, any Arcar Facility, including any facilities previously owned, used or otherwise operated by Arcar or any predecessor of Arcar; (iii) any Environmental Law or permit, judgment or license (including but not limited to any violation or alleged violation thereof) relating to the use, generation, Release, discharge, handling, treatment, storage, or disposal of Hazardous Substances on, about, to or from any Arcar Facility (defined as those offices, manufacturing, warehouse and other facilities used by Arcar in the Arcar Business), including any facilities previously owned, used or otherwise operated by Arcar or any predecessor of Arcar; and (iv) any actions, suits, proceedings, investigations, assessments, and judgments incident to any of the foregoing. This indemnity shall include, without limitation, any damage, liability, fine, penalty, punitive damage, cost or expense arising from or out of any claim, action, suit or proceeding for personal injury (including sickness, disease or death), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to natural resources or the environment, nuisance, pollution, contamination, leak, spill, release or other potential adverse effect on the environment.

         6.15     Certain Additional Environmental Matters.

                  (a) Prior to the Closing, Seller shall take appropriate measures to ensure that either (i) the discharge of wastewater from its facility located at 450 Wegner Drive, West Chicago, Illinois is in compliance with the local discharge limits set forth in the West Chicago Pretreatment Ordinance and applicable state and Federal laws or (ii) a letter or notice is received from the City of West Chicago stating that Buyer can operate the Arcar Business without interruption during the time it takes to comply with the West Chicago Pretreatment Ordinance.

                  (b) Prior to the Closing, Seller shall assist Buyer in obtaining all air operating permits required from the Illinois Environmental Protection Agency for the emissions associated with the Arcar facility at 450 Wegner Drive, West Chicago, Illinois.

         6.16 Medical Plan. Effective as of the Closing, Buyer shall assume, without interruption, sponsoring of the Medical Plan, to the extent disclosed to Buyer prior to the date of this Agreement; provided, however, that in no event shall Buyer have any obligation or liability under the Medical Plan other than with respect to individuals (or their dependents) who (i) were Arcar employees immediately prior to the Closing, (ii) are offered employment by Buyer as of the Closing, and (iii) accept such offer of employment by Buyer. Seller shall reimburse Buyer for any and all amounts paid by Buyer for or in connection with claims incurred under the Medical Plan prior to the Closing by individuals (or their dependents) who (i) were Arcar employees immediately prior to the Closing,
(ii) are offered employment by Buyer as of the Closing, and (iii) accept such offer of employment by Buyer; except to the extent such amounts are fully reflected in the Balance Sheet and the Statement of Net Assets. Seller represents, warrants and covenants that there are no impediments to the assumption of the Medical Plan and any related insurance or administrative contracts by Buyer. Seller shall cooperate in the execution of any documents, adoption of any corporate resolutions and the taking of any and all other actions as may be necessary or appropriate to effectuate the sponsorship and assumption provided for by this Section 6.16. Buyer's present intentions is to offer employment to all of Arcar's present employees.

         7.       Conditions Precedent to Closing.

                  7.1. Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to enter into and complete the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by Buyer:

                  (i) The representations and warranties of Bagcraft, ARTRA and Arcar contained in this Agreement shall be true and correct, in all respects, on and as of the Closing Date as if made on such date, except for representations and warranties relating to specified dates and except as otherwise provided herein; each and all of the covenants and agreements of Bagcraft, ARTRA and Arcar to be performed on or before the Closing pursuant to the terms hereof shall have been duly performed; since the date hereof there shall not have been any material adverse change in, and there shall have occurred no event which has resulted or could result in a material adverse change in, the business and financial condition of the Arcar Business or in its properties or assets; and Bagcraft, ARTRA and Arcar shall have delivered to Buyer a certificate, in such form as Buyer shall reasonably require, dated the Closing Date and signed by an officer of Bagcraft, ARTRA and Arcar, to each such effect.

                  (ii) Arcar shall have delivered all documents reasonably necessary in order to complete any and all transfers and assignments provided for in this Agreement and to convey to Buyer such title to the Purchased Assets as Arcar is required hereunder to convey in form and substance satisfactory to Buyer in its sole discretion.

                  (iii) Arcar shall have obtained all permits, authorizations, consents and approvals listed on Schedules 4.4, 4.8, 4.11, 4.12, 4.17, 4.24 and
4.25 and shall have made all filings and declarations required to be made by it, including, without limitation, the filings required by Section 6.10, for the consummation of the transactions contemplated hereby and the applicable waiting period under the HSR Act shall have expired.

                  (iv) Seller shall have delivered to Buyer an opinion of legal counsel of Arcar, dated the Closing Date, covering the matters set forth in Exhibit D hereto.

                  (v) No action, claim or proceeding shall be pending or threatened before or by any Federal, state or municipal or other domestic or foreign governmental department, commission, court, board, bureau, agency or instrumentality seeking to restrain, prohibit or invalidate this Agreement or any of the transactions contemplated hereby and no preliminary or permanent injunction or other order, decree or ruling shall be issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission and no statute, rule, regulation or executive order shall be issued or proposed which, if effective, would prevent the consummation of the transactions contemplated under this Agreement.

                  (vi) All existing employment agreements of Arcar shall have been terminated and all related obligations thereunder shall have been satisfied and Scott Billings, William Phillips and Thomas Tinerella shall have entered into employment agreements with Buyer in form and substance satisfactory to Buyer in its sole discretion.

                  (vii) Buyer shall have obtained and formalized senior debt financing in an immediately available amount of $8,000,000 sufficient, to Buyer's sole satisfaction, for the transactions contemplated herein.

                  (viii) Buyer and Scott Billings ("Billings") shall have agreed upon an arrangement pursuant to which Buyer will assume not less than $2 million of the indebtedness and other amounts owed by Arcar to Billings and his affiliates ( the "Designated Liabilities") and Buyer, ARTRA, Bagcraft and Seller shall have entered into an amendment to this Agreement pursuant to which the Designated Liabilities would be included in the Assumed Liabilities and the Purchase Price and the Cash Payment would be reduced by the amount of the Designated Liabilities so assumed by Buyer; provided, however, that such amendment shall not have the effect of increasing the liabilities which Seller, ARTRA and Bagcraft would otherwise have to Billings or his affiliates but for the entering of such amendment.

                  (ix) There shall exist no defaults by Bagcraft with respect to and in connection with that certain documentation with General Electric Capital Corporation, the City of Baxter Springs, Kansas and any other senior or secured financing documents which have not been cured.

                  (x) Arcar shall have delivered to Buyer a current estoppel certificate from the landlord under each Real Property Lease stating (i) that such Real Property Lease is in full force and effect and has not been amended, modified or supplemented, (ii) that all rent and other sums and charges payable under such Real Property Lease are current, and setting forth the date through which such payments have been made, (iii) the amount of any tenant security or other similar deposit held by or on behalf of such landlord under such Real Property Lease, (iv) that no notice of default on the part of Arcar or termination notice has been served under such Real Property Lease which remains outstanding, (v) that no default exists under such Real Property Lease, and that no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default and (vi) that the consummation of the transactions provided for herein will not constitute a default under such Real Property Lease or grounds for the termination thereof or for the exercise of any other right or remedy adverse to the interests of the tenant thereunder.

                  (xi) Bagcraft shall have executed and delivered to Buyer the form of Ink Purchase Agreement attached hereto as Exhibit E and Buyer shall have received the Letter of Credit referred to therein, which shall be satisfactory in form and substance to Buyer in its sole discretion.

                  (xii) Buyer shall have received an extension of that certain Industrial Building Lease dated April 8, 1994 by and between AGI Acq., Inc. and Trust No. 1531 with respect to Arcar's property located at 450 Wegner Drive in substantially the form of Exhibit F hereto.

                  (xiii) Buyer shall have received an executed amendment to that certain Standard/Industrial Commercial Single-Tenant Lease dated May 15, 1995 by and between Arcar and Neal Adams, as principal, with respect to Arcar's property located at 500 Wegner Drive in substantially the form of Exhibit G hereto.

                  (xiv)    (intentionally deleted)

                  (xv) Buyer shall have applied for, and taken all steps necessary to obtain, all air operating permits required from the Illinois Environmental Protection Agency for emissions associated with the Arcar facility at 450 Wegner Drive, West Chicago, Illinois (the "Air Permits"). In addition, as of the Closing Date, the discharge of waste water from such facility shall be in compliance with the local discharge limits set forth in the current West Chicago Pretreatment Ordinance (the "Ordinance") and all applicable state and Federal laws such that, when the facility is operated by Buyer after the Closing, Buyer will not be exposed to future liability or damages in respect thereof nor will Buyer be required to incur capital expenditures in the future to assure permanent compliance with the Ordinance and all applicable state and Federal laws. Buyer and Seller agree that $200,000 of the Purchase Price will be held by the Buyer (the "Holdback Amount") pending resolution of the Ordinance and the permit relating thereto, and the Air Permits and any failures to comply with any other current state or Federal laws relating to waste water discharge or the Air Permits. Following the Closing, the parties will use their best efforts to attempt to obtain a permanent variance from the City of West Chicago and any other applicable state and Federal authorities in order that Arcar will be in compliance with all aspects of the Ordinance and state and Federal law relating to the discharge of waste water from the facility. In the event a permanent variance is unobtainable within ninety (90) days from the Closing Date Buyer shall implement a system to eliminate the waste water discharge problem and assure compliance with the Ordinance and state and Federal law. Buyer will have the right to determine the procedures and systems required to manage the discharge of waste water, subject to Bagcraft's written consent regarding the expenses associated therewith, which consent shall not be unreasonable withheld. Any out-of-pocket amounts expended for such system (including but not limited to any out-of-pocket expenses incurred in connection with the design and installation thereof) and any fines, penalties or other specific damages incurred by Buyer due to Arcar's or Buyer's operation of the Arcar Business without compliance with the Ordinance or state or Federal laws relating to the discharge of waste water or without the Air Permits shall be deducted from the Holdback Amount and the remainder, if any, will be paid to Seller the earlier of
(x) compliance with the Ordinance and any state or federal laws on a permanent basis and Buyer shall be reasonably assured it will not be responsible for any such fines or penalties or (y)180 days after the Closing. In addition, Arcar, ARTRA and Bagcraft, jointly and severally, agree to pay to Buyer on demand all such out-of-pocket amounts, fines, penalties and other specific damages to the extent they exceed the Holdback Amount.

                  (xvi) Except as otherwise waived by Buyer, all consents, permits and approvals from third parties to contracts or other agreements with Arcar, and any other material consent, permit or approval that may be required in connection with the performance by Arcar of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of Arcar's contracts or other agreements with Buyer after the Closing shall have been obtained.

                  (xvii) Arcar shall have done or caused to be done all things necessary to transfer, or have reissued in the name of Buyer, each permit listed on Schedule 4.25, other than the Air Permits, and all other permits required to be obtained in connection with the operation of the Arcar Business.

                  (xviii) Buyer shall have received the certified report of Coopers & Lybrand for the December 31, 1994 financial statements referred to in
Section 4.7.

                  (xix)  Buyer  shall  have  received   such  other   documents,
certificates or instruments as it may reasonably request.

         7.2. Conditions to Obligations of Arcar. The obligations of Arcar under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by Arcar:

                  (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct, in all material respects, on and as of the Closing Date as if made on such date, except for representations and warranties relating to specified dates and except as otherwise provided herein; each and all of the covenants and agreements of Buyer to be performed on or before the Closing pursuant to the terms hereof shall have been duly performed; and Buyer shall have delivered to Arcar a certificate, in such form as Arcar shall reasonably require, dated the Closing Date and signed by an officer of Buyer to both such effects.

                  (ii) Buyer shall have obtained all material permits, authorizations, consents and approvals and shall have made all material filings and declarations required by it for the consummation of the transactions contemplated hereby and the applicable waiting period under the HSR Act shall have expired.

                  (iii) Buyer shall have delivered to Arcar an opinion of Rogers & Wells, counsel to Buyer, dated the Closing Date, covering the matters set forth in Exhibit H hereto.

                  (iv) No action, claim or proceeding shall be pending or threatened before or by any Federal, state or municipal or other domestic or foreign governmental department, commission, court, board, bureau, agency or instrumentality seeking to restrain, prohibit or invalidate this Agreement or any of the transactions contemplated hereby and no preliminary or permanent injunction or other order, decree or ruling shall be issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission and no statute, rule, regulation or executive order shall be in effect which has a substantial likelihood of preventing the consummation of the transactions contemplated under this Agreement.

                  (v) Buyer shall have executed and delivered to Bagcraft the form of Ink Purchase Agreement attached hereto as Exhibit E.

                  (vi)  Arcar  shall  have   received   such  other   documents,
certificates or instruments as it may reasonably request.

         8.       Termination.

                  8.1. Events and Methods of Termination. This Agreement may be terminated prior to the Closing, and the purchase and sale and the other transactions contemplated hereby may be abandoned:

                  (i) By Bagcraft, ARTRA and Seller on the one hand or Buyer on the other hand (by written notice to each other) if the Closing has not been consummated or occurred by October 17,, 1995 (unless such failure of the Closing to be consummated or to occur has been caused by a breach of this Agreement by the party seeking termination, in which case such party may not so terminate this Agreement); or
                  (ii)     by mutual consent of each of the parties hereto.

                  8.2. Disposition of Documents. If this Agreement is terminated as provided herein, each party shall promptly redeliver to the other Party all documents, workpapers and other material of the other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof. In the event this Agreement is terminated as provided herein (i) this Agreement shall become null and void and of no further force and effect, except for the provisions (the "Surviving Provisions") of Section 10.11 relating to Buyer's obligation to keep confidential certain information, Section 6.2 and
Section 10.5 and (ii) except for the Surviving Provisions, there shall be no liability on the part of any party hereto, their Affiliates or their respective partners, officers, directors, employees or agents, provided, however, that if such termination shall result from the breach by a party of the provisions contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred as a result of such breach by the other parties hereto.

         9.       Survival; Indemnification

                  9.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Alper shall not survive the Closing; all other representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the Closing (a) until sixty
(60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the matters covered by the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.13, 4.14 and 4.15 and Sections 5.1,
5.2, 5.3 and 5.4, (b) until the date which is twenty-four (24) months after the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed on or prior to the Closing, or (c) with respect to each other covenant or agreement contained in this Agreement, except as provided in Alper's guarantee contained on the signature pages hereof, until ninety (90) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided, however that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a), (b) or (c) above (x) will continue to survive if the party making such representation, warranty, covenant or agreement knowingly engages in fraud with respect thereto until one year from the discovery thereof by the party in whose favor such representation, warranty, covenant or agreement is made and (y) will continue to survive, if a Claim Notice (as hereinafter defined) shall have been given under this Section 9 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 9.

                  9.2. Indemnification of Buyer. Subject to the limitations contained in this Section 9, Bagcraft, ARTRA and Arcar, jointly and severally, agree to indemnify, defend and hold harmless Buyer and each of its Affiliates and their respective directors, officers, employees, successors and assigns from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of Bagcraft, ARTRA or Arcar contained in this Agreement or in any document or other papers delivered by any of them pursuant to this Agreement,
(b) any Excluded Liability, or (c) the failure of Arcar to comply with any bulk sales or similar Laws and Buyer's waiver of compliance with such Laws. The parties hereto agree that if Buyer seeks indemnification for any Losses pursuant to this Section 9.2, an offset shall be allowed for an amount equal to the excess, if any, of (i) the amount set forth on the Statement of Net Assets as a reserve for claims under the Medical Plan over (ii) the actual amount paid by Buyer for such claims.

                  Buyer hereby agrees that Buyer shall not be entitled to recover from any of Bagcraft, ARTRA and/or Arcar any indemnification under clause (a) of Section 9.2 as it relates to any inaccuracy or breach of any representation or warranty (other than as the same relates to any inaccuracy in or breach of the representations and warranties set forth in Section 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.13,  4.14, and 4.15,  which shall not be subject to limitations of this Section 9.2) unless and until the total of all Losses with respect to the matters covered thereby exceed $25,000.00 (the "Threshold Amount"). Once such Losses exceed the Threshold Amount the indemnification under clause (a) of Section 9.2 shall also include those Losses which were less than the Threshold Amount.

                  9.3. Indemnification of Arcar. Subject to the limitations contained in this Section 9, Buyer agrees to indemnify, defend and hold harmless Bagcraft, ARTRA, Arcar, their Affiliates and their respective directors, officers, employees, successors and assigns from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of Buyer contained in this Agreement or in any document or other papers delivered by Buyer pursuant to this Agreement or (b) any Assumed Liability assumed by Buyer pursuant to Section 2.4.

                  9.4. Method of Asserting Claims. The party making a claim under this Section 9 is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section 9 is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section 9 shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

                  (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Section 9 the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

         10.      General Provisions.

                  10.1. Representations and Warranties. Buyer acknowledges that Arcar has not made any representations or warranties of any kind, either express or implied, except as expressly set forth or referred to in this Agreement and the other documents, instruments, certificates, Exhibits and Schedules delivered or to be delivered by Arcar to Buyer pursuant to this Agreement. All statements of fact made by Arcar in the foregoing shall be deemed representations and warranties of Arcar regardless of any investigation made by or on behalf of Buyer.

                  10.2. Records. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records of Arcar or relating to the Arcar Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or Arcar in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) for any other reasonable business purpose. Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Arcar Business, the Purchased Assets, the Assumed Liabilities, the Excluded Assets or Arcar in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such Books and Records after the seventh anniversary of the Closing Date or, at an earlier time by giving each other party hereto thirty (30) days prior written notice of such intended disposition and by offering to deliver to the other parties, at the other parties' expense, custody of such Books and Records as such party may intend to destroy. Arcar shall advise Buyer of the results of any tax audits (whether federal, state or foreign), which pertain to Arcar's conduct of the Arcar Business up to the Closing.

                  10.3. Assignability and Amendments. This Agreement shall not be assignable by any of the parties hereto, except that Buyer may, without the prior written consent of Arcar, assign this Agreement and any or all of its rights and/or its obligations hereunder (i) to any one or more of its Affiliates prior to Closing or (ii) to one or more of its lenders as collateral for a loan at any time. No assignment will relieve the assigning party of any of its obligations hereunder. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by all parties.

                  10.4. Exclusivity. Until the earlier of the Closing or the termination of this Agreement (the "Negotiating Period"), Seller, Bagcraft and ARTRA shall not, directly or indirectly through any officer, director, employee, agent, partner, Affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, Arcar (a "Competing Transaction"), or solicit, initiate or encourage the submission of any proposal or offer from any person or entity

(including any of their officers, directors, employees and agents) relating to any Competing Transaction, nor participate in any negotiations with any other person or entity with respect to a Competing Transaction. Seller, Bagcraft and ARTRA shall notify Buyer promptly if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made, and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

                  10.5. Competing Transaction Fee. In the event that the Seller, Bagcraft or ARTRA engages in a Competing Transaction within one year after the date of this Agreement and (i) this Agreement has not been terminated pursuant to Section 8.1(i) or 8.1(ii) above, or (ii) Buyer has not breached this Agreement, the Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer or on its behalf related to this Agreement and the transactions contemplated hereby and pay Buyer a fee of $750,000 upon the consummation of such Competing Transaction. ARTRA and Bagcraft hereby guarantee the payment of such fee.

                  10.6. Notices. All notices, demands or other communications required or desired to be given hereunder shall be in writing and shall be deemed given when delivered personally by courier, overnight delivery service or by telecopy transmission (with transmission confirmed) or five (5) business days after it is deposited in the U.S. Mail, registered or certified mail, return receipt requested, postage pre-paid, and addressed as set forth below:

         If to Seller, addressed to:

                           Arcar Graphics, Inc.
                           450 Wegner Drive
                           West Chicago, IL  60185
                           Attn:  Scott Billings
                           Telecopy Number:  (708) 231-9974

         With copies addressed to:

                           Bagcraft Corporation of America
                           3900 West 43rd Street
                           Chicago, IL  60632
                           Attn:  Mark F. Santacrose, Esq.
                           Telecopy Number:  (312) 254-5216

                           Kwiatt, Silverman & Ruben, Ltd.
                           500 N. Central Avenue
                           Northfield, IL  60093
                           Attn:  Philip E. Ruben, Esq.
                           Telecopy Number:  (708) 441-7696

                  and      ARTRA GROUP Incorporated
                           500 N. Central Avenue
                           Northfield, IL  60093
                           Attn:  Peter R. Harvey
                           Telecopy Number:  (708) 441-6959

If to Buyer, addressed to:

                           c/o Alper Holdings USA, Inc.
                           800 Third Avenue
                           New York, NY  10017
                           Attn:  Jeffrey C. Holdsberg
                           Telecopy Number:  (212)

         With a copy addressed to:

                           Rogers & Wells
                           200 Park Avenue
                           New York, NY  10166
                           Attn:  Steven A. Hobbs
                           Telecopy Number:  (212) 878-8375

         Any party may change such party's address or telecopy number for the giving of notice specified above by giving notice as herein provided.

         Any notice given by personal delivery, by Federal Express (other similar overnight courier service) or telecopy transmission shall be deemed given, delivered, received and effective on the date of receipt (or confirmation or answer back for facsimile) of such delivery (or such other transmission at the address or fax number designed pursuant hereto) and any notice given by registered or certified mail shall be deemed given, delivered, received and effective on the third Business Day after the date on which it was deposited in the United States postal system. Notice in writing may be given by a method other than as described above and such notice shall be deemed given, delivered, received and effective on a date actually received.

                  10.7. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  "Action or Proceeding" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

                  "Affiliate" with respect to any Person, means any other Person controlling, controlled by or under common control with such Person.

                  "Alper"   means  Alper   Holdings   USA,   Inc.,   a  Delaware
corporation.

                  "Arcar Business" means the development, manufacture and sale of inks, adhesives, coatings, presside ink additives, varnishes, extenders, cleaners for water-based inks and related products.

                  "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or any child or sibling of such Person or such Person's spouse.

                  "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  "Business Day" means any day on which commercial banks are not authorized or required by law to close in Chicago, Illinois, and New York, New York.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

                  "Dispersions Business" means the development, production and sale of press cake, pigments and dispersions and other similar raw materials used or usable in the manufacture of inks, coatings, varnishes, extenders, presside ink additives and related products, provided, however, that the foregoing definition will not be given effect for purposes of Section 6.12 unless and only if Buyer enters into a definitive agreement with Messer relating to the establishment of the Dispersions Business as contemplated by Section 2.3.

                  "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, of alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Body for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substance or arising from alleged injury or threat of injury to heath, safety or the environment.

                  "Environmental Law" means any Law or Order or guideline as enacted, authorized, amended or proposed relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes including but not limited to:

                  (i) the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., as amended, its implementing regulations and any state or local analogs to that Act and its regulations;

                  (ii) the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1251 et seq., its implementing regulations and any state or local analogs to that Act and its regulations;

                  (iii) the Rivers and Harbors Act of 1899, 33 U.S.C.ss.ss. 401 et seq., as amended, and its implementing regulations;

                  (iv) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., as amended ("RCRA"), its implementing regulations and any state or local analogs to that Act and its regulations;

                  (v) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund"), 42 U.S.C. ss.ss. 9601 et seq., as reauthorized and amended by the Superfund Amendments and Reauthorization Act of 1986, its implementing regulations and any state statute similar to that act and its regulations;

                  (vi) The Toxic Substances Control Act, 15 U.S.A. ss.ss. 2601 et seq., as amended, and the regulations promulgated thereunder,

                  (vii) the Hazard Communication Standard, 29 CFR ss. 1910.1200,
as  amended  ("HCS")   promulgated  by  the   Occupational   Safety  and  Health
Administration, and any similar state or local law; and

                  (viii) the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., as amended; and

                  (ix) The Illinois Environmental Protection Act, 415 I.L.C. 55/1 et seq. and its implementing regulations.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "GAAP" means generally accepted accounting principles.

                  "Governmental or Regulatory Body" means court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

                  "Hazardous Substance" means (A) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under, or regulated by, any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Body under any Environmental Law.

                  "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

                  "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the assets, properties, business, operations, income, prospects or condition (financial or otherwise) of Arcar or the transactions contemplated by this Agreement or (ii) the ability of Bagcraft, ARTRA or Arcar to perform its obligations under this Agreement.

                  "Net Assets" means (i) the sum of the Accounts Receivable (net of reserves for bad debts), Inventory and Prepaid Expenses, reflected as current assets in accordance with GAAP on the Balance Sheet and Statement of Net Assets (taking into account only those assets constituting Purchased Assets), less (ii) the sum of the Accounts Payable, Accrued Real Estate Taxes, Accrued Bonus, Accrued Wages, Accrued Commissions, Accrued Medical Claims, Accrued Customer Rebates and Discounts and Accrued Payroll Taxes reflected as current liabilities in accordance with GAAP on the Balance Sheet and Statement of Net Assets (taking into account only those liabilities constituting Assumed Liabilities), provided, however, that such current liabilities and the Assumed Liabilities shall not include and the Net Assets calculation shall be adjusted to exclude any amounts owed for accrued bonuses and any amounts owed for accrued wages with respect to management's earnout arrangements resulting from the acquisition of the Arcar Business by Arcar from Scott Billings and related parties pursuant to that certain Asset Purchase Agreement dated as of March 1, 1994 by and among AGI Acq. Inc., Arcar Graphics, Inc. and Scott Billings. The calculations pursuant to the preceding clauses (i) and (ii) shall be made in accordance with GAAP in the manner set forth on the pro forma Statement of Net Assets attached hereto as Exhibit A.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

                  "Person" means any individual, corporation, partnership, firm,
joint  venture,   association,   joint-stock  company,   trust,   unincorporated
organization, Governmental or Regulatory Body or other entity.

                  "Release" means any release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                  "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on Arcar) or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

                  10.8. Trademarks and Trade Names. At or prior to the Closing, Arcar shall either dissolve or change its name to a name not including the name "Arcar". Except as otherwise contemplated hereby, neither Arcar nor any of its Affiliates shall use the name "Arcar" after the Closing Date.

                  10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Illinois, other than those laws governing conflict of laws.

                  10.10. Entire Agreement. This Agreement and the Schedules and Exhibits and the other documents and instruments referred to herein contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments, understandings and agreements.

                  10.11. Confidentiality. Buyer hereby agrees, and shall cause its Affiliates to agree, that Buyer and its Affiliates shall hold in confidence and not disclose to any third Person, nor use any confidential or proprietary information relating solely to Bagcraft, ARTRA and Arcar or their Affiliates that is disclosed to or discovered by Buyer or its Affiliates in connection with the transactions contemplated hereby, other than any such information relating to the Arcar Business, the Purchased Assets, Bagcraft, ARTRA and or the Assumed Liabilities. Bagcraft, ARTRA and Arcar hereby agree, and shall cause their Affiliates to agree, that Bagcraft, ARTRA and Arcar and their Affiliates shall hold in confidence and not disclose to any third Person any confidential or proprietary information, nor use any confidential or proprietary information relating solely to Buyer or its Affiliates that is disclosed to or discovered by Bagcraft, ARTRA and Arcar or their Affiliates in connection with the transactions contemplated hereby.

                  10.12. Cooperation in Litigation. In the event and for so long as any party is contesting, pursuing or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand or pursuing any claim in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Arcar Business (the "Litigating Party"), the other party (the "Cooperating Party") shall use its commercially reasonable efforts to cooperate fully with the Litigating Party and its counsel in the contest, pursuit or defense, make available its personnel, and provide such testimony, information and access to its books and records as shall be necessary or reasonably desirable in connection with the contest, pursuit or defense. The Litigating Party shall pay or reimburse the Cooperating Party for reasonable travel and meal charges of the employees and other reasonable out-of-pocket expenses of the Cooperating Party incurred in connection therewith (unless the Litigating Party is entitled to indemnification therefor, or is required to bear additional expenses, under Section 9).

                  10.13. Knowledge. Whenever in this Agreement any representation or warranty of Bagcraft, ARTRA and Arcar is expressed in terms of knowledge, such knowledge shall be deemed to include (i) matters actually known to an officer or director of Bagcraft, ARTRA and Arcar, including Billings or
(ii) information which an officer or director of Bagcraft, ARTRA and Arcar would reasonably be expected to be aware in the prudent discharge of his duties.

                  Whenever in this Agreement any representation or warranty of Buyer is expressed in terms of knowledge, such knowledge shall be deemed to include:

                            (i) matters actually known to an officer or director
of Buyer (including but not limited to Robert J. Van Liedekerke); or

                            (ii)  information  which an officer or  director  of
Buyer (including but not limited to Robert J. Van Liedekerke) reasonably expected to be aware in the prudent discharge of his duties.

                  10.14. Waivers. Any waiver must be explicitly in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

                  10.15. Third Party Rights. The provisions of this Agreement are intended for the sole benefit of the parties and shall not inure to the benefit of any other person (other than permitted assigns of the parties) either as a third party beneficiary or otherwise.

                  10.16. Counterparts and Headings. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings, in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly signed by their respective duly authorized representatives, all as of the date first above written.

                                   ARCAR ACQUISITION CORP.


                                   By:      ______________________________
                                   Title:   ______________________________




                                   ARCAR GRAPHICS, INC.


                                   By:      ______________________________
                                   Title:   ______________________________


                                   BAGCRAFT CORPORATION OF AMERICA


                                   By:      ______________________________
                                   Title:   ______________________________


                                   ARTRA GROUP INCORPORATED


                                   By:      ______________________________
                                   Title:   ______________________________


                                   BCA HOLDINGS, INC.


                                   By:      _______________________________
                                   Title    _______________________________

Alper Holdings USA, Inc. ("Alper") hereby agrees to its representations and warranties set forth in Section 5 of the Agreement and guarantees the performance by Buyer of its obligations under this Agreement, provided, however, that, if the Closing shall occur, this guarantee and such representations and warranties shall terminate and Alper shall have no further liability hereunder from and after the Closing.

                                  ALPER HOLDINGS USA, INC.


                                  By:      ______________________________
                                  Title:   ______________________________